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                                2/ND/ AMENDMENT TO
                                ------------------
                             SUB-ADVISORY AGREEMENT
                             ----------------------

     THIS 2/ND/ AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 8/th/ day of December, 2010 (the "Amendment"), is between Lincoln Investment Advisors Corporation, a Tennessee corporation ("LIAC") and Massachusetts Financial Services Company, a Delaware corporation with offices at 500 Boylston Street, Boston, MA 02116.

                                    RECITALS

     1. LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the "Trust");

     2. LIAC has contracted with MFS to serve as sub-adviser to the LVIP MFS Value Fund (the "Fund"), a series of the Trust, pursuant to a Sub-Advisory Agreement dated April 30, 2007 and amended July 1, 2008 (the "Agreement");

     3. MFS and LIAC have agreed to reduce the sub-advisory fee on the Fund and desire to amend the fee schedule ("Schedule A") to the Agreement.

                                 REPRESENTATIONS

     1. MFS represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; however, MFS makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of MFS.

     2. LIAC represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (ii) approval of this revised fee schedule has been obtained from the Trust's Board of Trustees at an in-person meeting held December 6 and 7, 2010.

                                    AMENDMENT

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. The Recitals are incorporated herein and made a part hereof.

     2. The Representations made herein are incorporated and made a part hereof.

940755/1                                                     LVIP MFS Value Fund

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     3. Schedule A shall be deleted and replaced with the attached amended
     Schedule A effective December 8, 2010, to reflect a reduction in the sub-advisory fee for the Fund paid by LIAC to MFS.

     4. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

     5. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS             MASSACHUSETTS FINANCIAL
CORPORATION                             SERVICES COMPANY


By: /s/ Kevin J. Adamson                By: /s/ Robert J. Manning
Name: Kevin J. Adamson                  Name: Robert J. Manning
Title: Second Vice President            Title: Chief Executive Officer

ACCEPTED AND AGREED TO AS OF THE DAY
AND YEAR FIRST ABOVE WRITTEN:

LVIP MFS VALUE FUND, A SERIES OF
LINCOLN VARIABLE INSURANCE PRODUCTS
TRUST


By: /s/ William P. Flory, Jr.
Name: William P. Flory, Jr.
Title: Chief Accounting Officer and
Second Vice President

940755/1                                 2                   LVIP MFS Value Fund

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                                   SCHEDULE A

                                  FEE SCHEDULE
                                  ------------

             ANNUAL FEE AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS

 0.375% of the first $250 million
 0.350% of the next $250 million
 0.300% of the next $1 billion
 0.250% of assets over $1.5 billion

940755/1                                 3                   LVIP MFS Value Fund